Exhibit 10.32.1

Highly Confidential

November 13, 2017

Akoustis Technologies, Inc.

9805 Northcross Center Court

Suite H

Huntersville, NC 28078

Attn: Mr. Jeffrey Shealy
          President & Chief Executive Officer

ENGAGEMENT AGREEMENT PROVIDING FOR
INVESTMENT BANKING SERVICES

Dear Mr. Shealy:

This letter agreement (this “Agreement”) is to confirm the engagement by Akoustis Technologies, Inc. and its subsidiaries and affiliates (the “Company” or “you”) of Drexel Hamilton, LLC (“Drexel Hamilton”) as its non-exclusive financial advisor and lead placement agent in connection with the private placement of the Company’s common stock (together with any warrants that may be issued with the common stock, the “Securities”) to include other broker dealers mutually acceptable to the Company and Drexel Hamilton (“Assisting BDs”). It is contemplated that the Securities may be issued, and funds therefor released, in a series of closings (each such closing, a “Transaction”). The Transactions will be conducted by Drexel Hamilton on a reasonable best efforts basis. The Company agrees and acknowledges that Drexel Hamilton is not acting as an underwriter with respect to the Transactions.

Accordingly, the parties hereto agree as follows:

Section 1.              Engagement of Drexel Hamilton. Drexel Hamilton’s services under this Agreement will, to the extent requested and appropriate, consist of:

(a)          advising you concerning the negotiations, structure, price and other terms and conditions of a Transaction;

(b)          coordinating the Transaction efforts with the Assisting BDs, including the negotiation and resolution of any dispute that may arise over who introduced any investor participating in a Transaction between (i) Drexel and any one or more Assisting BDs or (ii) any two or more Assisting BDs, whereby Drexel shall ensure that the Company does not pay more than the agreed upon Transaction Fee (as defined in Section 2 below) of such total investment made by such investor;

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(c)          identifying and introducing potential investors to the Company in respect of a Transaction. “Introduced Investors” shall mean those investors, as set forth on Annex A-1 (as may be amended from time to time by Drexel Hamilton in writing, including email) to whom the Transaction was made known by Drexel Hamilton and Assisting BDs. “Excluded Investors” shall mean (i) any director, officer, or employee of the Company, (ii) those investors set forth on Annex A-2 to whom the Company has been previously introduced by another of its financial advisors, and (iii) any participating investor that was introduced by Katalyst Securities and not listed on Annex A-1.

(d)          assisting with due diligence performed by investors in respect of a Transaction; and

(e)          taking such actions on your behalf as may be appropriate in Drexel Hamilton’s reasonable judgment with your prior consent.

Any and all work product created by Drexel Hamilton, including but not limited to teasers, presentations, confidential information memoranda, operating and valuation models, and target investor lists shall not be distributed to any third party without the mutual express written consent of the parties prior to such distribution.

The Company acknowledges that Drexel Hamilton and its affiliates are in the business of providing investment banking services (of all types contemplated by this agreement) to others. Nothing herein contained shall be construed to limit or restrict Drexel Hamilton or its affiliates in conducting such business with respect to others or in rendering such advice to others.

Section 2.            Compensation. As consideration for Drexel Hamilton’s agreement to perform the services described in this Agreement, the Company agrees to compensate Drexel Hamilton as follows:

(a)          the payment of a cash fee (the “Success Fee”) in an amount equal to (i) 7% of the aggregate gross proceeds of the Transactions up to $12.5 million, plus (ii) an additional 1% of the aggregate gross proceeds of the Transactions over $12.5 million and up to and including $15.0 million, plus (iii) and additional 1% of the aggregate gross proceeds over $15.0 million, in each case excluding the gross proceeds received from Excluded Investors; subject to the following:

(1)          Regarding cash fees related to Joseph Gunnar or any Assisting BDs aggregate gross proceeds, the Success Fee will be equivalent to 7% aggregate proceeds to that Assisting BD, plus 1% cash fee bonus to Drexel Hamilton;

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(2)          Regarding cash fees related to Canaccord (investors displayed in Annex 2), any fees earned by Canaccord related to investors in Annex 2 will have a Success Fee of 9%, of which 2.0% will be awarded to Drexel Hamilton, provided, however, Drexel Hamilton will earn an incremental bonus fee of 2.0%, for a total Success Fee of 4.0%, for the following investors: Anson Advisors, Inc., Herald Investment Management, LTD, Pinnacle Family Office, LLC, and Wolverine Asset Management, LLC;

By way of example as it relates to this Section 2(a), if the cumulative gross proceeds received in the Transactions, subject to the abovementioned exclusions, is $14.0 million, the Success Fee will be 8% of the entire $14.0 million, not 7% of the first $12.5 million plus 8% of the incremental $1.5 million.

(b)          Any aggregated proceeds closed prior to December 8, 2017, excluding only aggregate gross proceeds associated with (i) any director, officer, or employee of the Company, OR (ii) those from Katalyst, shall be subject to a 1% cash fee bonus to Drexel Hamilton.

(c)          the issuance to Drexel Hamilton of warrants (the “Placement Agent Warrants”) to purchase a number of shares of the Company’s common stock equal to (i) 7.0% of the aggregate gross proceeds of the Transaction (excluding the gross proceeds received from Excluded Investors). The exercise price will be commensurate with investor warrants, or in the event of no investor warrants, an exercise price equal to 120% of the closing price of the Company’s common stock on the day immediately preceding the closing date of the final Transaction contemplated by this Agreement, subject to the following:

(1)          Regarding warrants related to Joseph Gunnar or any Assisting BDs aggregate gross proceeds, the Placement Agent Warrants equivalent to 7% broker warrants will be award directly to those Assisting BDs;

(2)          Drexel Hamilton and any Assisting BDs will not be due any warrants related to Canaccord investors listed on Annex A-2.

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The Success Fee shall be paid on the closing date of each Transaction with respect to the gross proceeds of the Securities issued to investors in that Transaction. In the event that an Assisting BD does not engage directly with the Company, it is hereby agreed that the Company shall have no obligation to compensate any Assisting BD or any other party in connection with the Transactions, and that any fees to be paid to any Assisting BD or any other party shall be pursuant to an agreement between Drexel Hamilton and such party and shall be paid by Drexel Hamilton out of its own funds, which may include the Success Fee. The Placement Agent Warrants will be issued on the closing date of the last Transaction contemplated by this Agreement. The Placement Agent Warrants (i) shall not be exercisable until 6 months after the date of issuance, (ii) shall have a term of five-years and 6 months, (iii) shall include customary piggyback registration rights with respect to the shares underlying them (it being understood and agreed that the Company shall have no obligation to register or list the Placement Agent Warrants), and (iv) containing such other terms and conditions as included in any warrants issued to investors. At Drexel Hamilton’s option and upon Drexel Hamilton’s written instructions to the Company, the Company shall issue all or a portion of any Placement Agent Warrants under this Agreement directly to specified Drexel employees. It is agreed that Drexel Hamilton shall bear sole responsibility with respect to compliance with applicable laws and regulations related to (i) the payment of any portion of the Success Fees to an Assisting BD or any other person, and (ii) the issuance of the Placement Agent Warrants to persons other than Drexel Hamilton (including without limitation with regulations governing the sharing of fee-based compensation), and that the Company shall not be liable for (or to indemnify any party with respect to) any actions or proceedings related to the payment of fees or the issuance of the Placement Agent Warrants to any such persons. If at any time no registration statement including the shares underlying the Placement Agent Warrants is effective, the Company shall prepare or cause to be prepared, at its expense, any documentation reasonably requested by the Company’s transfer agent relating to the proposed transfer of such underlying shares, including but not limited to the Rule 144 comfort letter; provided, that the Company shall have no obligation with respect to any shares with respect to which the provisions of Rule 144 under the Securities Act of 1933, as amended, are not available.

It is agreed and understood that Drexel Hamilton will, at closing, be compensated directly from closing escrow via wire transfer. You agree that, once paid, the fees or any part thereof payable hereunder will not be refundable, absent a finding of fraud or willful misconduct in relation to this Agreement by Drexel Hamilton by a court or tribunal or competent jurisdiction, and such fees shall not be subject to reduction by way of setoff or counterclaim absent a finding of fraud or willful misconduct in relation to this Agreement by Drexel Hamilton by a court or tribunal or competent jurisdiction.

The Company agrees that it shall not enter into any agreement with an Introduced Investor that (i) does not require Drexel Hamilton to receive the Success Fee and the Placement Agent Warrants in strict accordance with provision contained in this Agreement and (ii) materially conflicts with the provisions of this Agreement. The Company may, in its sole discretion, accept or reject, in whole or in part, any prospective investment in the Transaction or allot to any prospective investor less than the number of Securities such prospective investor wishes to purchase.

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Section 3.             Expenses; Payments. Whether or not any Transaction is consummated or this Agreement is terminated or expires, the Company agrees, upon request, but no less frequently than monthly, to reimburse Drexel Hamilton promptly for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the provision of services under this Agreement; provided that the Company shall not be obligated to reimburse expenses that exceed, in the aggregate, $10,000 unless the Company has previously approved such expenses in writing. The Company further agrees to pay the expenses of pre-approved placement agent legal counsel, which is not included in the aforementioned $10,000 expense limit.

All fees and expenses payable under this agreement are payable in U.S. dollars in immediately available funds. All fees, expenses and other payments under this agreement shall be paid without giving effect to any withholding or deduction of any tax or similar governmental assessment.

Section 4.             Information. You agree that you will not and will cause your affiliates not to disclose this Agreement, the contents hereof or the activities of Drexel Hamilton pursuant hereto, directly or indirectly, to any person without the prior written approval of Drexel Hamilton, except that the Company may disclose this Agreement and the contents hereof (i) to its directors, officers, members, direct or indirect equity holders, counsel and professional advisors, in each case on a “need-to-know” basis (in which case the Company will (x) inform any such persons of the confidentiality obligations contained herein and (y) remain responsible for any breaches of any such obligations by any such persons), (ii) in reports that the Company is required to file with the Securities and Exchange Commission (the inclusion of information in such reports to be in the Company’s sole discretion), and (iii) other than to the extent covered by the preceding clauses (i) and (ii), as required by applicable law or regulation or compulsory legal, judicial, administrative or regulatory process (in which case the Company will inform any such persons of the confidentiality obligations contained herein). The obligations of the Company pursuant to this paragraph shall survive any expiration or termination of this agreement or Drexel Hamilton’s engagement hereunder. Notwithstanding anything to the contrary contained in this Agreement, the Company (and each employee, representative or other agent of the Company) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to the Company relating to such tax treatment and structure.

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In connection with Drexel Hamilton’s engagement, the Company will actively assist Drexel Hamilton in completing Transactions that are reasonably satisfactory to the Company in the Company’s sole discretion. Such assistance shall include (a) furnishing to, or causing to be furnished to, Drexel Hamilton such information concerning the Company that Drexel Hamilton and the Company may reasonably deem necessary or appropriate to complete such distribution (including, but not limited to, financial projections) (the “Information”); (b) making reasonably available your officers, directors, employees, accountants, counsel and other representatives (collectively, the “Representatives”); (c) using commercially reasonable efforts to- ensure that the distribution efforts of Drexel Hamilton benefit materially from your existing investor relationships and your existing banking relationships (without jeopardizing the anticipated financial benefits of identifying new investors); and (d) otherwise reasonably assisting Drexel Hamilton in its distribution efforts, including by making presentations regarding the business and affairs of the Company and its subsidiaries, as appropriate, at one or more one-on-one meetings of prospective investors that have agreed to mutually acceptable confidentiality arrangements. In performing its services hereunder, Drexel Hamilton shall be entitled to rely upon and shall not be responsible for the accuracy or completeness of information supplied to it by the Company or any of its Representatives and shall not be responsible for conducting any appraisal of assets or liabilities.

The Company represents and warrants to Drexel Hamilton that all Information relating to the Company or which the Company provides in writing (collectively, the “Materials”) will be materially complete and correct. The Company further represents and warrants that any projections provided by it to Drexel Hamilton will have been prepared in good faith and will be based upon assumptions, which, in light of the circumstances under which they are made, are reasonable. The Company recognizes and confirms that Drexel Hamilton (i) will use and rely primarily on the Materials and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same; (ii) is authorized to transmit to any prospective investor the Materials and other legal documentation supplied to Drexel Hamilton for transmission to parties that have entered into a customary form of confidentiality agreement (including a “click-through” on a secure website) by or on behalf of the Company; (iii) does not assume responsibility for the accuracy or completeness of the Materials and such other information; (iv) will not make an appraisal of the Company; and (v) retains the right to continue to perform due diligence during the course of its engagement hereunder to the extent that it is reasonably necessary for it to perform the services contemplated hereby (it being understood that Drexel Hamilton will not be authorized to act as an initial purchaser or underwriter but will be acting as a placement agent without underwriter liability under the Securities Act of 1933).

In connection with Drexel Hamilton’s engagement, for all Transactions reasonably satisfactory to the Company (in the sole discretion of the Company), it is understood and agreed that, other than as set forth in this Agreement, Drexel Hamilton will manage and control all aspects of the placement of any Transaction in consultation with the Company.

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Section 5.            Public Announcements. The Company acknowledges that Drexel Hamilton may, at its option and expense and after the consummation of any Transaction, place announcements and advertisements describing Drexel Hamilton’s role in such transaction and such other information as is publicly disclosed (which may include the reproduction of the Company’s logo and a hyperlink to the Company’s website on Drexel Hamilton’s website) provided that the Placement Agent receives the written consent of the Company in advance, such consent not to be unreasonably withheld. Furthermore, if requested by Drexel Hamilton, the Company shall include a mutually acceptable reference to Drexel Hamilton in any press release or other public announcement made by the Company regarding the matters described in this Agreement.

Section 6.             Indemnity. Since Drexel Hamilton will be acting on behalf of the Company in connection with this engagement, the Company and Drexel Hamilton agree to the indemnity provisions and other matters set forth in Annex B which is incorporated by reference into this agreement and is an integral part hereof. The obligations of the Company pursuant to Annex B shall survive any expiration or termination of this agreement or Drexel Hamilton’s engagement hereunder.

Section 7.             Term and Termination. Unless otherwise agreed to in writing by the parties hereto, this Agreement shall terminate upon the first to occur of: (i) the six (6) month anniversary of the date hereof; (ii) the closing date of the last Transaction contemplated by this Agreement; or (iii) an Early Termination as defined in the Section 7 below (the “Term”). Drexel Hamilton’s engagement hereunder may be terminated by either Drexel Hamilton or the Company at any time upon ten (10) days’ prior written notice thereof to the other Party (an “Early Termination”). Upon any termination of this Agreement, the obligations of the parties hereunder shall terminate, except for their obligations under Section 4 (with respect to confidentiality), this Section 7, any outstanding obligations under Section 2 and Sections 3, 6, 8-13. If, within the six (6) months following an Early Termination of this Agreement by the Company (the “Tail Period”), the Company or any of its subsidiaries or affiliates consummates a Transaction with an Introduced Investor, Drexel Hamilton shall be entitled to payment in full of the applicable fees and the benefit of the other provisions described in Section 2 of this Agreement with respect to such Transaction to the extent of the Introduced Investor’s participation in such Transaction. Drexel Hamilton will provide the Company with a completed Annex A-1 within five (5) days after the earlier of the (i) closing date of the last Transaction contemplated by this Agreement, or (ii) notice by the Company of an Early Termination.

Section 8.             Late Payment Fee. Any amounts due Drexel Hamilton pursuant to this Agreement that are not paid on the due date specified herein shall accrue interest thereon at the rate of 1.5% per month, compounded monthly until paid in-full.

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Section 9.             Non-Circumvention. During the Term and the Tail Period, unless otherwise authorized by Drexel Hamilton in a specific written consent, the Company will not, and Company will cause each of its affiliates and representatives not to initiate, maintain contact to discuss or attempt to enter into (i) a Transaction with any Introduced Investor without the active ongoing involvement of Drexel Hamilton and (ii) any other transaction not contemplated in this Agreement with any Introduced Investor without first entering into a compensation agreement with Drexel Hamilton in respect of any such transactions.

Section 10.           Required Notices and Disclosures. The Company shall provide written notice and disclosure to Drexel Hamilton during the term of this Agreement and for the Tail Period with respect to any of the following events as follows:

(a)          within three (3) days of the receipt of a term sheet or commitment letter by the Company from a party with respect to any Transaction or from any Drexel Hamilton Introduced Investor with respect to any other transaction not contemplated under this Agreement. Such notice will include a copy of such term sheet or commitment letter; and

(b)          no less than five (5) days prior to the expected receipt of funds by the Company or the closing of any transaction with a Drexel Hamilton Introduced Investor so that Drexel Hamilton can prepare and deliver an invoice for payment to the Company. Such notice will include the amount and expected date of receipt of funds to be received on account of a transaction.

All notices to Drexel Hamilton hereunder shall be in writing (including facsimile transmission) and shall be sent to:

Jason Diamond

Drexel Hamilton, LLC

789 N. Water Street, Suite 400

Milwaukee, WI 53202

jdiamond@drexelhamilton.com

Section 11.           Acknowledgements. The Company acknowledges that Drexel Hamilton and its affiliates are involved in a wide range of banking, investment banking, private banking, private equity, asset management and other investment and financial businesses and services, both for its own account and for the accounts of clients and customers. Drexel Hamilton and its affiliates provide a full range of securities services, including securities trading and brokerage activities. Drexel Hamilton and its affiliates may acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company and any other company that may be involved in the transactions and other matters contemplated by this Agreement, as well as provide investment banking and other financial services to such companies. Drexel Hamilton and its affiliates may have interests, or be engaged in a broad range of transactions involving interests, that differ from those of the Company. The Company acknowledges and agrees that Drexel Hamilton has no obligation to disclose such interests or transactions (or information relating thereto) to the Company.

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The Company expressly acknowledges and agrees that Drexel Hamilton’s obligations hereunder are on a reasonable best efforts basis only and that the execution of this Agreement does not constitute a commitment by Drexel Hamilton and its affiliates to purchase any portion of any Transaction and does not ensure the successful placement of any Transaction or any portion thereof or the success of Drexel Hamilton or its affiliates with respect to securing any other financing on behalf of the Company.

The Company further acknowledges and agrees that Drexel Hamilton has been retained solely to provide the services set forth in this Agreement and that no fiduciary or agency relationship between the Company and Drexel Hamilton has been created in respect of Drexel Hamilton’s engagement hereunder, regardless of whether Drexel Hamilton has advised or is advising the Company on other matters. In connection with this engagement, Drexel Hamilton is acting as an independent contractor, with obligations owing solely to the Company and not in any other capacity.

The Company understands that Drexel Hamilton is not undertaking to provide any legal, accounting or tax advice in connection with this agreement. Drexel Hamilton shall not be responsible for the underlying business decision of the Company to effect the transactions contemplated by this Agreement or for the advice or services provided by any of the Company’s other advisors or contractors.

Section 12.           Miscellaneous. This Agreement shall be binding upon and inure to the benefit of the Company, Drexel Hamilton and their respective successors. Except as contemplated by Annex B, this agreement is not intended to confer rights upon any persons not a party hereto (including security holders, employees or creditors of the Company). This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements, both written and oral, with respect to the subject matter hereof, and no modification of this Agreement or waiver of the terms and conditions contained herein shall be binding upon the parties hereto unless approved in writing by each party. If any term, provision, covenant or restriction herein (including Annex B) is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions and restrictions contained herein shall remain in full force and effect and shall in no way be modified or invalidated.

This Agreement may be executed in counterparts, each of which will be deemed to be an original, but all of which taken together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by electronic “.pdf’ transmission shall be effective as delivery of a manually signed counterpart.

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Section 13.           Governing Law: Waiver of Jury Trial. All aspects of the relationship created by this agreement or the engagement hereunder, any other agreements relating to the engagement hereunder and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this agreement or the engagement hereunder shall be governed by and construed in accordance with the laws of the State of New York, applicable to contracts made and to be performed therein and, in connection therewith. The parties consent to the exclusive jurisdiction of the courts located in New York County, New York, in connection with any claim or dispute relating to this Agreement or any services or advice provided hereunder. The prevailing party in any such litigation shall be entitled to recover its attorney’s fees and costs. Notwithstanding the foregoing, solely for purposes of enforcing the Company’s obligations under Annex B, the Company consents to personal jurisdiction, service and venue in any court proceeding in which any claim or cause of action relating to or arising out of this agreement or the engagement hereunder is brought by or against any Indemnified Person. Drexel Hamilton AND THE COMPANY EACH HEREBY AGREES TO WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTER CLAIM OR ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ENGAGEMENT HEREUNDER.

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We are delighted to accept this engagement and look forward to working with you on this assignment. Please confirm your agreement with the foregoing by signing and returning to us the enclosed copy of this agreement.

Very truly yours,

DREXEL HAMILTON, LLC

By:	/s/ Jason Diamond

Name: Jason Diamond

Title: Head of Investment Banking

Accepted and agreed to as of the date first written above:

AKOUSTIS TECHNOLOGIES, INC.

By:	/s/ Jeffrey Shealy

Name: Jeffrey Shealy

Title: President & Chief Executive Officer

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ANNEX A-1 — Drexel Hamilton Introduced Investors

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ANNEX A-2 —List of investors introduced by another financial advisor.

Anson Advisors, Inc.

Avondale Conquest, LLC

AWM Investment Company, Inc. / Special Situations Funds

Ayrton Capital, LLC

Bortel Investment Management, LLC / Tiburon Opportunity Fund, L.P.

CPMG, Inc.

Empery Asset Management, L.P.

Esousa Holdings, LLC

Heights Capital Management, Inc.

Herald Investment Management, LTD

Hudson Bay Capital Management, L.P.

Invicta Capital Management, LLC

Lagunitas Investments

Manatuck Hill Partners, LLC

Nokomis Capital, LLC

P.A.W. Capital Partners, L.P.

Pennington Capital Management, LLC

Pinnacle Family Office, LLC

Potomac Capital Management, Inc.

SBP Management, Inc.

T. Rowe Price Associates, Inc.

Technology Opportunity Partners, L.P.

Toronado Partners, LLC

Wellscroft Investments, LLC

Wolverine Asset Management, LLC

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ANNEX B

In further consideration of the agreements contained in the Agreement of which this Annex B is a part, the Company agrees to indemnify and hold harmless Drexel Hamilton, its affiliates, the respective members, directors, officers, partners, agents and employees of Drexel Hamilton, and any person controlling Drexel Hamilton or any of its affiliates (collectively, “Indemnified Persons”) from and against, and the Company agrees that no Indemnified Person shall have any liability to the Company or its owners, parents, affiliates, security holders or creditors for, any losses, claims, damages or liabilities (including actions or proceedings in respect thereof) (collectively, “Liabilities”) (A) related to or arising out of (i) the Company’s actions or failures to act (including statements or omissions made or information provided by the Company or its agents) in connection with the Transaction or (ii) actions or failures to act by an Indemnified Person with the Company’s consent or in reliance on the Company’s actions or failures to act in connection with the Transaction or (B) otherwise related to or arising out of the Agreement, Drexel Hamilton’s performance thereof or any other services Drexel Hamilton is asked to provide to the Company (in each case, including related activities prior to the date hereof), except that this clause (B) shall not apply to any Liabilities to the extent that they are finally determined by a court of competent jurisdiction to have resulted primarily from the gross negligence, fraud or willful misconduct of such Indemnified Person.

If such indemnification is for any reason not available or insufficient to hold an Indemnified Person harmless, the Company agrees to contribute to the Liabilities involved in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and by Drexel Hamilton, on the other hand, in respect of the Agreement or, if such allocation is determined by a court of competent jurisdiction to be unavailable, in such proportion as is appropriate to reflect other equitable considerations such as the relative fault of the Company on the one hand and of Drexel Hamilton on the other hand; provided, however, that, to the extent permitted by applicable law, the Indemnified Persons shall not be responsible for expenses and Liabilities which in the aggregate are in excess of the amount of all fees actually received by Drexel Hamilton from the Company pursuant to the Agreement. Relative benefits to the Company, on the one hand, and Drexel Hamilton, on the other hand, in respect of the Agreement shall be deemed to be in the same proportion as (i) the total value received or proposed to be received by the Indemnifying Parties in connection with any financing contemplated by the Agreement, bears to (ii) all fees actually received by or committed to Drexel Hamilton in connection with the Agreement.

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The Company will not permit any settlement or compromise to include, or consent to the entry of any judgment that includes, a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an Indemnified Person, without such Indemnified Person’s prior written consent, which shall not be unreasonably delayed, conditioned or withheld. If any Indemnified Person becomes involved in any capacity in any action, claim, suit, investigation or proceeding, actual or threatened, brought by or against any person, including stockholders of the Company, in connection with or as a result of the engagement or any matter referred to in the engagement the Company also agrees to reimburse such Indemnified Persons for their reasonable and documented out-of-pocket expenses (including, without limitation, reasonable legal fees and other costs and expenses incurred in connection with investigating, preparing for and responding to third party subpoenas or enforcing the engagement) as such expenses are incurred. The Company’s obligations pursuant to this Annex B shall inure to the benefit of any successors, assigns, heirs and personal representatives of each Indemnified Person and are in addition to any rights that each Indemnified Person may have at common law or otherwise.

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ANNEX C

BAD ACTOR DISQUALIFICATION QUESTIONNAIRE

Instructions: On September 23, 2013, the Commission issued a rule disqualifying securities offerings involving certain “felons and other ‘bad actors’ from reliance on Rule 506 of Regulation D promulgated under the 1933 Act went into effect. The new rule triggers disclosure of bad actors and bad acts that occurred on or prior to September 23, 2013, and provides that bad actors/bad acts occurring after September 23, 2013 cause the disqualification from reliance on Rule 506. In order to confirm that the Company remains eligible to rely on Rule 506 and to comply with the related disclosure requirements, each director, executive officer, general partner or managing member of the company, or beneficial owner of 20% or more of the company’s outstanding voting equity securities, is required to complete and execute this Bad Actor Disqualification Questionnaire (this “Questionnaire”).

If you are a person described in clauses (a) or (b) above, you need to complete this Questionnaire. Please answer “Yes” or “No” with respect to each of the items set forth below. If you answer “Yes” to any of the following, please provide a detailed written description of all relevant facts and circumstances relating the applicable event, conviction, order, proceeding or action.

(1)	Have you been convicted, within the prior ten years, of any felony or misdemeanor: (A) in connection with the purchase or sale of any security; (B) involving the making of any false filing with the SEC; or (C) arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment advisor or paid solicitor of purchasers of securities?	☐ Yes	☐ No

(2)	Are you subject to any order, judgment or decree of any court of competent jurisdiction, entered within the prior five years, that restrains or enjoins you from engaging or continuing to engage in any conduct or practice: (A) in connection with the purchase or sale of any security; (B) involving the making of any false filing with the SEC; or (C) arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment advisor or paid solicitor of purchasers of securities?	☐ Yes	☐ No

(3)

Are you subject to a final order of a U.S. state securities commission (or an agency or officer of a U.S. state performing like functions); a U.S. state authority that supervises or examines banks, savings associations, or credit unions; a U.S. state insurance commission (or an agency or officer of a state performing like functions); an appropriate U.S. federal banking agency; the U.S. Commodity Futures Trading Commission (the “CFTC”); or the U.S. National Credit Union Administration that: (A) bars you from: (1) association with an entity regulated by such commission, authority, agency, or officer; (2) engaging in the business of securities, insurance or banking; or (3) engaging in savings association or credit union activities; or (B) constitutes a final order based on a violation of any law or regulation that prohibits fraudulent, manipulative, or deceptive conduct entered within the last ten years?

		☐ Yes	☐ No

(4)	Are you subject to an order of the SEC entered pursuant to section 15(b) or 15B(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or section 203(e) or (f) of the Investment Advisers Act of 1940, as amended (the “Advisers Act”), that (A) suspends or revokes your registration as a broker, dealer, municipal securities dealer or investment adviser; (B) places limitations on your activities, functions or operations; or (C) bars you from being associated with any entity or from participating in the offering of any penny stock	☐ Yes	☐ No

(5)	Are you subject to any order of the SEC entered within the last five years that orders you to cease and desist from committing or causing a violation or future violation of: (A) any scienter-based anti-fraud provision of the federal securities laws, including without limitation section 17(a)(1) of the 1933 Act, section 10(b) of the Exchange Act, and 17 CFR 240.10b-5, section 15(c)(1) of the Exchange Act and section 206(1) of the Advisers Act, or any other rule or regulation thereunder; or (B) Section 5 of the 1933?	☐ Yes	☐ No

(6)

Are you suspended or expelled from membership in, or suspended or barred from association with a member of, a registered national securities exchange or a registered national or affiliated securities association for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade?

		☐ Yes	☐ No

(7)	Have you filed (as a registrant or issuer), or were you an underwriter or were you named as an underwriter in, any registration statement or Regulation A offering statement filed with the SEC that, within the prior five years, was the subject of a refusal order, stop order, or order suspending the Regulation A exemption, or are you the subject of an investigation or proceeding to determine whether a stop order or suspension order should be issued?	☐ Yes	☐ No

(8)	Are you subject to a United States Postal Service false representation order entered within the last five years, or are you subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the United States Postal Services to constitute a scheme or device for obtaining money or property through the mail by means of false representations?	☐ Yes	☐ No

(9)	To the best of your knowledge, are you now the subject of any action, regulatory complaint, proceeding or other event that could result in a “yes” answer to any part of items 1-8 above?	☐ Yes	☐ No

You hereby certify, represent and warrant that each of the above statements is true and correct and agree to immediately notify the company if such information becomes inaccurate in any respect. You further agree to immediately notify the company of any action, proceeding, investigation, event, action or development that could result in a “Yes” answer to any of the statements set forth above.

By:

Name:

Date:

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